EXHIBIT 11.0

CODE OF ETHICS AND BUSINESS CONDUCT

A. Purpose of this Code

This Code of Ethics and Business Conduct embodies the commitment of the Company and its subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All officers, directors, employees and consultants of the Company and its subsidiaries are expected to adhere to those principles and procedures of this Code of Ethics that apply to them.

All Directors, officers, employees, and consultants will be provided with a copy of this Code and are required to acknowledge that they have read and understood this Code when they are engaged or when the Code is significantly revised.

All individuals who violate this Code may face disciplinary action up to and including termination of employment without notice. The violation of this Code may also violate certain laws, which could expose Directors, officers, or employees to personal liability. If it appears that an individual may have violated such laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to fines or other penalties.

Supervisors have the responsibility of taking remedial steps to correct any operating procedures that may contribute to violations of this Code.

B. Reporting potential violations

Any officer, director or employee, or consultant who becomes aware of any existing or potential violation of this Code of Ethics may notify the reporting contacts identified in the Whistleblower Policy.

All reports will be treated confidentially where requested and it is the Corporation's policy not to allow retaliation against anyone for reports of misconduct made in good faith.

C. Compliance with Laws, Rules and Regulations

Compliance with all applicable governmental laws, rules and regulations is essential to conducting our business. Each officer, director and employee is expected to adhere to the standards and restrictions imposed by those laws, rules and regulations in the cities, states, and countries in which the Company operates. For greater certainty, fraud, bribery (either providing a bribe or receiving a bribe) and sexual misconduct or harassment is against the law and is strictly prohibited.

D. Honest and Ethical Conduct

Each director, officer, employee, and consultant are required to act honestly and in good faith, with a view to the best interests of the Company and its stakeholders, and to exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances. Directors and officers shall exercise their business judgment in a manner consistent with their fiduciary duties.

Each director, officer, employee, and consultant must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

E. Conflicts of Interest

A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole.

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1.

A conflict of interest can arise when a director, officer, employee, or consultant (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a director, officer, employee, or consultant (or a member of his or her family) receives improper personal benefits because of his or her position in the Company.

2.

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or officer are expressly prohibited.

3.	Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described herein.

4.

Persons other than directors and officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with and seek a determination and prior authorization or approval from, their supervisor or the Chief Financial Officer.

5.

A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Financial Officer with a written description of the activity and seeking the Chief Financial Officer's written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Financial Officer.

6.	Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Governance Committee.

F. Insider Trading

Securities legislation in Canada requires the Company to disclose material information in a timely manner. It also seeks to protect the public from abuse of material information by insiders of the Company before it is generally disclosed by imposing sanctions for such abuse.

It is both illegal and against this Code for any officer, director or employee who is aware of material non-public information relating to the Company, any of its customers, suppliers, service providers or other business partners, or any other company to buy or sell any securities of those issuers or to pass on the information to anyone else except in the necessary course of business.

The Company has adopted an Insider Trading Policy, which must be followed by all individuals subject to the Code of Ethics and Business Conduct.

G. Public Disclosures

The Company's periodic reports and other documents filed with the OSC, including all financial statements and other financial information, must comply with applicable securities laws and OSC rules.

Each director, officer, employee, or consultant who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit teams, as well as the Company's independent public accountants and counsel.

The Company has adopted a Disclosure Policy and Disclosure Controls and Procedures ("DC&P”), which must be followed by all individuals that involved in the Company's public disclosures process.

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H. Protection of Company Assets

All directors, officers, employees, and consultants should protect the Company's assets and ensure their efficient use.

1.	Theft, carelessness, and waste have a direct impact on the Company's profitability and are prohibited.

2.	All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

3.

The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property, as well as business and marketing plans, engineering, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

I. Corporate Opportunities

All directors, officers, employees, and consultants owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers, employees, and consultants are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered using Company assets, property, information, or position. Directors, officers, employees, and consultants may not use Company assets, property, information, or position for personal gain (including gain of friends or family members). In addition, no director, officer, or employee may compete with the Company.

J. Confidentiality

Directors, officers, employees, and consultants must maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

K. Fair Dealing

Each director, officer, employee, and consultant must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer, employee, and consultant may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

L. Health, Safety and Environmental Protection

It is the Company’s policy to pay due regard to the health and safety of its employees, officers and directors and others and to the state of the environment. There are federal, provincial, and local workplace safety and environmental laws which through various governmental agencies regulate both physical safety of directors, officers, employees, and consultants and their exposure to conditions in the workplace. Should a director, officer, employee, and consultant be faced with an environmental health issue or have a concern about workplace safety, they should contact the Sustainability Committee immediately.

Regional and local governments where the Company carries on business now have complex legislation to protect the health and safety of employees, or the public, and to prevent pollution and protect the environment. These laws often provide penalties both for the companies involved and executive personnel in case of violation. The Sustainability Committee should always be consulted when necessary to understand or comply with such laws.

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M. Work Environment

Directors, officers, employees, and consultants must always treat each other with professional courtesy and respect and specifically shall not subject any other director, officer, employee, and consultant to discrimination, unwelcome sexual advances, requests for sexual favors or other verbal or physical conduct which might be construed as sexual in nature. Such conduct may constitute sexual harassment under federal, provincial, and local law and may be the basis for legal action against the offending employee and/or the Company.

Any employee who believes that they have been subjected to discrimination or sexual harassment should immediately advise at least one of the Reporting Contacts that there are reasonable grounds to believe that an incident of sexual harassment has occurred. The identity of the directors, officers, employees, and consultants involved will be kept strictly confidential and will not be revealed by the Company’s management without the individual’s permission. The alleged harassment will be thoroughly investigated and documented by the Company and appropriate action will be taken.

N. International Operations

Corporate directors, officers, employees, and consultants operating outside of Canada have a special responsibility to know and obey the laws and regulations of countries where they act for the Company. Customs vary throughout the world, but all directors, officers, employees, and consultants must diligently uphold the integrity of the Company in other nations.

O. Accounting and Recordkeeping, Internal Accounting Controls and Auditing Matters

Many employees of the Company, not just accountants and controllers, participate in the financial control and reporting processes of the Company. If an director, officer, employee, or consultant has any responsibility for any aspect of the Company’s financial activities (for example: processing or approval of payments; creation, processing or approval of invoices and credit memos; payroll and benefits decisions; approval of expense reports and other transactions; the estimation of financial reserves or other claims or the amount of any accrual of deferral; or the recording of any of the foregoing in the Company’s records) and/or the preparation of the Company’s financial statements or other financial reports, they must ensure their involvement complies with complete and accurate procedures as per established Company practice.

1. Accounting and Recordkeeping

Directors, officers, employees, and consultants may not maintain funds or assets for any improper purposes or make false or misleading statements in any Company documents, reports, or records. No undisclosed or unrecorded accounts may be established using the Company’s funds or other assets. All accounting records and the financial reports produced from those records must be kept and presented in accordance with applicable law, must accurately and fairly reflect in reasonable detail the Company’s assets, liabilities, revenue, and expenses and, where applicable, must be in accordance with generally accepted accounting principles.

Transactions must be supported by accurate and reasonably detailed documentation and recorded in the proper accounts. Best efforts are to be made to record transactions in the proper accounting period. To the extent that estimates are necessary, they must be based on good faith judgment and be supported by appropriate documentation. No payment or the related accounting entry may be approved or made with the intention or understanding that any part of the payment will be used for any purpose other than that described by the document supporting the entry or payment.

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2. Management may not override internal controls

No director, officer, employee, and consultant who exercises supervision or influence over another employee or consultant shall direct, request or encourage that other person to do anything or omit to do anything; the doing of which or the omission of which is contrary to the Code, any other policy, procedure or rule of the Company or any applicable law. Employees and consultants are required to immediately report any situation in which any person attempts to direct, request, or encourage them to violate the Code, or any other policy, procedure or rule of the Company or any applicable law.

It should be noted that not every instance in which a policy is overridden or an exception to policy is taken will constitute a breach of the Code. To ensure that any decision to depart from Company policy is not inconsistent with the Code, any manager or supervisor who directs another employee to disregard Company policy, procedure, or internal control will report the matter directly to the CFO together with a brief explanation as to why they took the view that the departure from policy was warranted in the circumstances. The CFO will maintain a log of all instances of override reported and provide a summary on a quarterly basis to the Audit Committee.

3. Auditing

The Company employs a firm of independent chartered accountants to audit the Company’s annual financial statements. The annual audit has several purposes, including

a)	compliance with regulatory requirements;
b)	providing an independent assessment of whether the Company’s financial statements fairly present the financial condition, results of operations and cash flow of the Company;
c)	assessment of the accounting principles used and significant estimates made by the Company in preparing its financial statements; and
d)

assessment of the Company’s system of internal controls over financial reporting as required by applicable law and regulatory policies. Each employee is responsible for providing whatever assistance may be required by the auditors. If inquiries from the Company’s independent accountants are received, employees, offices and directors must respond promptly, fully, and accurately.

If an director, officer, employee, and consultant has any concerns as to weaknesses in the Company’s accounting system or in the Company’s internal controls; or if they believe that any instances of fraud, or incorrect or questionable accounting practices may have occurred; or if they believe that any instances of fraudulent, incorrect or questionable practices may have occurred in connection with the annual audit of the Company’s financial statements, they must consult with their immediate supervisor or with the Company’s CEO or CFO. Alternatively, they can contact the Audit Committee or Governance Committee of the Board using the procedures outlined within the Company’s Whistleblower Policy.

P. Investigation of Violations

The Company must ensure prompt and consistent action against violations of this Code.

1.

Actions prohibited by this Code involving anyone other than a director or officer must be reported to the reporting person's supervisor or the Chief Financial Officer. Actions prohibited by this Code involving directors or officers must be reported to the Governance Committee.

2.

After receiving a report of an alleged prohibited action, the Governance Committee, the relevant supervisor, or the Chief Financial Officer, must promptly take all appropriate actions necessary to investigate.

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3.	All directors, officers, employees, and consultants are expected to cooperate in any internal investigation of misconduct.

4.

The Company does not tolerate acts of retaliation against any directors, officers, employees, and consultants who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

5.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Financial Officer determines that a violation of this Code has occurred, the supervisor or the Chief Financial Officer will report such determination to the General Counsel or other designated compliance officer.

6.

If, after investigating a report of an alleged prohibited action by a director or officer, the Governance Committee or Audit Committee, as applicable, determines that a violation of this Code has occurred, the Governance Committee or Audit Committee, as applicable, will report such determination to the Board of Directors.

7.

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors, or the General Counsel (or other designated compliance officer), will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities. Although the Board and the Company must exercise its own judgement in making materiality determinations, the Canadian securities regulatory authorities consider that conduct by a director or executive officer which constitutes a material departure from the Code will likely constitute a “material change” within the meaning of National Instrument 51-102 Continuous Disclosure Obligations. National Instrument 51-102 requires every material change report to include a full description of the material change. Where a material departure from the Code constitutes a material change to the Company, the material change report will disclose, among other things: (i) the date of the departure(s); (ii) the party(ies) involved in the departure(s); (iii) the reason why the board has or has not sanctioned the departure(s); and (iv) any measures the board has taken to address or remedy the departure(s).

Q. Waivers

The Board may, in its discretion, waive any violation of this Code. Any waiver for a director or an officer shall be disclosed as required by OSC rules.

R. Amendment

This Code may be amended by the Board from time to time. Changes to this Code will be communicated to all persons to whom this Code applies.

S. General

Nothing in this Code in any way detracts from or limits any obligation that those subject to it have in law or pursuant to a management, employment, consulting, or other agreement with the Company or any of its Subsidiaries.

T. Commitment

To demonstrate its determination and commitment, Company asks each employee to review the Code periodically throughout the year and discuss with management any circumstances that may have arisen that could be an actual or potential violation of these ethical standards of conduct.

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